SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

NOVABAY PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOVABAY PHARMACEUTICALS, INC.

2000 Powell Street, Suite 1150

Emeryville, California 94608

Supplement to the Proxy Statement

This Supplement contains important information about recent developments and should be read in conjunction with our Proxy Statement, dated April 19, 2019.

To Our Stockholders:

This Supplement provides updated information with respect to the 2019 NovaBay Pharmaceuticals, Inc. Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, May 30, 2019 at 5:00 p.m. PDT, by virtual meeting at www.meetingcenter.io/263757134.

On April 19, 2019, we commenced the mailing of our Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”), and we filed the Proxy Statement on Schedule 14A with the U.S. Securities and Exchange Commission. The information about recent developments provided in this Supplement replaces and supersedes any inconsistent information set forth in the earlier Proxy Statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

After the filing of the Proxy Statement, on April 29, 2019 and May 1, 2019, Dr. Yonghao (Carl) Ma, Ph.D. and Mr. Yanbin (Lawrence) Liu, respectively, gave us notice of their resignation as directors on our Board of Directors (the “Board”) effective immediately. Mr. Liu also withdrew his nomination for re-election to the Board at the Annual Meeting. Neither Dr. Ma nor Mr. Liu resigned as a result of any disagreements with us on any matter relating to our operations, policies or practices.

As the Joint Chief Operating Officer & Head of Direct Investment of OP Financial Investments Limited (“OP Financial”), Mr. Liu resigned in connection with Mr. Jian Ping Fu’s recent purchase of all our shares previously held by OP Financial. The Board has appointed Mr. Todd Zavodnick and Ms. Gail Maderis to fill Dr. Ma’s positions on the Compensation Committee and Nominating and Corporate Governance Committee, respectively.

The Board has determined that no other nominee for election at the Annual Meeting will be named in place of Mr. Liu, and the Board has reduced its size from eight to six directors. This change does not affect the Board’s nomination of Mr. Paul E. Freiman and Ms. Maderis for election as directors at the Annual Meeting.

The Board unanimously recommends that the stockholders vote “FOR” the election of Mr. Freiman and Ms. Maderis.

VOTING MATTERS

Other than Mr. Liu, Mr. Freiman and Ms. Maderis will stand for election at the Annual Meeting. Notwithstanding Mr. Liu’s withdrawal, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid; however, any votes that are submitted with respect to Mr. Liu’s nomination (either voting “For” or “Withhold”) will be disregarded. We will not distribute new voting instructions or proxy cards.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already submitted your voting instructions or proxy card, you do not need to take any action unless you wish to change or revoke your vote.

If you have not yet submitted your voting instructions or your proxy, please submit voting instructions as soon as possible, disregarding Mr. Liu’s name as a nominee for election as a director. Information on how to vote your shares, or change or revoke your prior vote or voting instructions, is available in the Proxy Statement. The proxy holders identified on the proxy will vote your shares as indicated on the proxy, except that votes will not be cast for Mr. Liu. If you submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares in accordance with the Board’s recommendations on each proposal, and votes will no longer be cast for Mr. Liu.